OncoSec Announces 1-for-10 Reverse Stock Split

SAN DIEGO, Calif. and PENNINGTON, N.J., May 20, 2019 -- OncoSec Medical Incorporated (OncoSec) (NASDAQ: ONCS), a late-stage cancer biotechnology company developing intratumoral gene-delivery immunotherapies, today announced that its Board of Directors has approved a one-for-ten (1-for-10) reverse stock split of its common stock. The reverse stock split will become effective at 5:00 pm Eastern Time on May 20, 2019, and the Company’s shares of common stock will begin trading on a split-adjusted basis on the Nasdaq Capital Market at the commencement of trading on May 21, 2019 under the Company’s existing symbol “ONCS.”  The Company’s common stock has been assigned a new CUSIP number of 68234L306 in connection with the reverse stock split.

As a result of the reverse stock split, every 10 shares of common stock issued and outstanding were consolidated into one issued and outstanding share.  The reverse stock split reduced the Company’s issued and outstanding shares of common stock from approximately 70 million to approximately 7 million. In addition, proportionate adjustments will be made to the exercise prices of the Company’s outstanding stock options and warrants and to the number of shares issued and issuable under the Company’s existing stock incentive plans.

The Company has retained its transfer agent, Nevada Agency and Transfer Company (“NATCO”), to act as its exchange agent for the reverse split.  NATCO will provide stockholders of record a letter of transmittal providing instructions for the delivery of their current certificates (if applicable).  NATCO will be issuing all of the post-split shares through their paperless Direct Registration System, also known as “book-entry form.”  NATCO will hold the shares in an account set up for the stockholder.  Stockholders who wish to hold paper certificates may obtain such certificates upon request to NATCO.  Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and should not be required to take any action in connection with the reverse stock split.  No fractional shares of common stock will be issued in connection with the reverse stock split.  If as a result of the reverse stock split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive the cash equivalent of any such fractional share.

About OncoSec Medical Incorporated

OncoSec is a clinical-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVO™ as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVO™ have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVO™, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its ImmunoPulse® platform. For more information, please visit www.oncosec.com.

ImmunoPulse® is a registered trademark of OncoSec Medical Incorporated.

TAVO™ trademark of OncoSec Medical Incorporated.

CONTACT

Investor Relations:
Will O’Connor

Stern Investor Relations
(212) 362-1200
will@sternir.com

Media Relations:
Katie Dodge

JPA Health Communications

(617) 657-1304

kdodge@jpa.com